EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 16, 2024 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of March 31, 2024, of $45.9 million. Net asset value per share decreased to $3.38 as of March 31, 2024, from $3.55 as of December 31, 2023. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Net assets	$45,892	$48,287	$47,128	$40,051	$34,106
Shares outstanding	13,586	13,586	13,518	13,518	13,518
Net assets per share	$3.38	$3.55	$3.49	$2.96	$2.52

Morgan E&P, LLC (“Morgan”), a wholly-owned subsidiary of the Company, acquired 5,897.52 net leasehold acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota and commenced production on two wells drilled in the fourth quarter of 2023. During the first quarter of 2024, Morgan’s debt increased by $2.2 million. A combination of qualitative and quantitative factors resulted in a decrease in the fair value of Morgan by $1.35 million to $21.25 million.

The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its investment in Morgan.

In addition, the Company incurred operating expenses during the first quarter of 2024 which consisted principally of professional fees and insurance.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.